Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF DETERMINATION OF
RIGHTS, PREFERENCES AND PRIVILEGES OF
SERIES D PARTICIPATING PREFERRED STOCK
OF
SIGMA DESIGNS, INC.

The undersigned, Thinh Q. Tran and Thomas E. Gay III, do hereby certify:

A.           That they are the duly elected and acting President and Chief Executive Officer, and Secretary and Chief Financial Officer, respectively, of Sigma Designs, Inc., a California corporation (the “Corporation”).

B.           Section 1 of the Corporation’s Certificate of Determination of Rights, Preferences and Privileges of Series D Participating Preferred Stock (the “Certificate of Determination”) is hereby amended in its entirety to read as follows:

Section 1.  Designation and Amount.  The shares of such series shall be designated as “Series D Participating Preferred Stock.”  The number of shares constituting such series shall be 350,000.

C.           The foregoing amendment to the Corporation’s Certificate of Determination was duly approved by the Board of Directors of the corporation on April 9, 2012.

D.           The Board of Directors is authorized by Article III of the Second Restated Articles of Incorporation, as amended, of the Corporation to increase the number of shares of any series, within the limits and restrictions stated in any resolution of the Board of Directors originally fixing the number of shares constituting such series, subsequent to the issuance of shares in the series.  Immediately prior to the filing of this Certificate of Amendment, the Corporation was authorized to issue 2,000,000 shares of Preferred Stock, of which 35,000 shares were designated as Series D Participating Preferred Stock, and no shares of Preferred Stock were outstanding.  Accordingly, pursuant to Section 203.5(b) of the California Corporations Code, no shareholder approval is required to effect the foregoing amendment to the Certificate of Determination.

IN WITNESS WHEREOF, the undersigned further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated:  April 9, 2012.

/s/ Thinh Q. Tran
Thinh Q. Tran
President and Chief Executive Officer

/s/ Thomas E. Gay III
Thomas E. Gay III
Secretary and Chief Financial Officer